October 30, 2019

:
We have acted as special counsel to Commvault Systems, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of its Common Stock, $0.01 par value per share (“Common Stock”) to be offered pursuant to the Commvault Systems, Inc. Omnibus Incentive Plan, as amended by the Third Amendment thereto (the “Plan”). In connection therewith, we have examined or are otherwise familiar with the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Second Amended and Restated By-Laws, the Plan, the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the shares of Common Stock, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as we have deemed necessary for the purposes of rendering this opinion.
Based upon the foregoing, we are of the opinion that the shares of Common Stock registered on the Registration Statement are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be validly issued, fully paid and non-assessable shares of the Company.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP
LDR/PJN

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